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                                                                EXHIBIT 10.37(b)

                        [ALTERA CORPORATION LETTERHEAD]


May 22, 1997


Mr. Hiroto Nakamura
Department General Manager
IC Sales Dept. 1
International Sales & Marketing Group
-IC/Electronic Components
Sharp Corporation
2613-1 Ichinomoto-cho
Tenri City, Nara 632 Japan

RE: Amendment of Products Supply Agreement

Dear Mr. Nakamura:

     Altera Corporation ("Altera") and Sharp Corporation ("Sharp") have entered into the LSI Products Supply Agreement dated October 1, 1993, as amended by Mr. Rodney Smith's letter addressed to Mr. Tadahiko Ishino on August 28, 1996, (the "Supply Agreement") pursuant to which Altera purchases from Sharp products manufactured by Sharp, which Altera resells worldwide under the Altera name. As we have previously discussed with you, Altera has established an indirect, wholly-owned subsidiary, Altera International Limited, a corporation organized under the laws of Hong Kong ("AIL"), which desires to purchase products manufactured by Sharp under the Supply Agreement for resale under the Altera name. The purpose of this letter is to formally memorialize our prior discussions in which Sharp has agreed to accept purchase orders submitted by AIL.

                       AMENDMENT OF THE SUPPLY AGREEMENT

     Altera desires to amend the Supply Agreement to permit AIL to take all actions permitted to be taken by Altera under the Supply Agreement. Sharp is willing to amend the Supply Agreement as requested by Altera, provided Altera guarantees the performance of AIL of its obligations under the Supply Agreement and agrees to indemnify Sharp against any loss or damage which it might suffer as a result of accepting instructions and orders from AIL under the Supply agreement. The purpose of this letter agreement (the "Amendment") is to amend the Supply Agreement, effective as of the date of acceptance of the Amendment by Sharp (the "Effective Date"), to effectuate these changes. Capitalized terms not otherwise defined in this Amendment have the meaning given to them in the Supply Agreement.

     1. As of the Effective Date, Sharp agrees to accept order of PRODUCTS from AIL under the Supply Agreement. With respect to and PRODUCTS ordered by AIL, AIL shall be responsible for all actions required or permitted to be taken by Altera under Articles 2, 3, 4, 6, 7, 8, 9, 12, 14, 15, 17, and 20 of the Supply Agreement. Sharp agrees to accept orders for PRODUCTS and requests for services from AIL in accordance with the terms of Articles 2, 3, 4, 6, 7, 8, 9, 12, 14, 15, 17, and 20 of the Supply
        Agreement.

     2. All Altera inventory purchase order that are outstanding as of the close of business on June 30, 1997 will be assumed by and transferred to AIL. Sharp agrees to make all shipments under these purchase orders to AIL pursuant to Article 3 of the Supply Agreement.
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3.  AIL shall make payments to Sharp, in accordance with the provisions of
    Article 5 of the Supply agreement as amended by the letter dated August 20, 1996, and accepted by Sharp on August 28, 1996, for all PRODUCTS ordered by AIL. Until such time as AIL establishes an irrevocable standby letter of credit acceptable to and in favor of Sharp as required under the said letter amendment, Altera shall cause its existing letter of credit with Banque Nationale de Paris to provide for acceptance of Sharp drafts with respect to orders for PRODUCTS made by AIL.

4. Altera guarantees to Sharp and the successors, transferees and assigns of Sharp permitted under the Supply Agreement, the prompt performance by AIL of all of its obligations under the Supply Agreement, as amended by this Agreement.

5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California of the United States of America, excluding its conflicts of laws provisions.

6. Each of the parties to this Amendment hereby confirms in all other respects the Supply Agreement.

7. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which together shall be but one agreement.

    If the above provisions accurately and completely reflect the parties' understanding of the arrangements described, please so indicate by executing and returning to Altera the enclosed copy of the Amendment.

Very truly yours,

ALTERA CORPORATION

By:    /s/ RODNEY SMITH
Name:  Rodney Smith
Title: President and Chief Executive Officer
       Altera Corporation

ALTERA INTERNATIONAL LIMITED

By:    /s/ NATHAN SARKISIAN
Name:  Nathan Sarkisian
Title: Director, Altera International Limited

The foregoing is agreed to and accepted by Sharp Corporation this 24th day of June, 1997.

SHARP CORPORATION

By:    /s/ TADAHIKO ISHINO
Name:  Tadahiko Ishino
Title: Executive Director and Group General Manager
       International Sales and Marketing Group
       Sharp Corporation